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                                                                   EXHIBIT 10.26

                       WEST POINTE BANK AND TRUST COMPANY
                                  AMENDMENT TO
                             SPLIT-DOLLAR AGREEMENT

      THIS AMENDMENT, adopted this 23rd day of December, 2003, hereby amends and restates the SPLIT-DOLLAR AGREEMENT made December 12, 2000, by and between WEST POINTE BANK AND TRUST COMPANY, a state-chartered commercial bank located in Belleville, Illinois (the "Company"), and GLENNON A. ALBERS (the "Executive"). This Agreement shall append the Split-Dollar Endorsement entered into on even date herewith or as subsequently amended, by and between the aforementioned parties.

                                  INTRODUCTION

      To encourage the Executive to remain an employee of the Company, the Company is willing to divide the death proceeds of a life insurance policy on the Executive's life. The Company will pay life insurance premiums from its general assets.

                                    AGREEMENT

      The Company and the Executive agree as follows:

                                    ARTICLE 1
                               GENERAL DEFINITIONS

The following terms shall have the meanings specified:

      1.1 "Change of Control" means:

           (a) The consummation by either West Pointe Bancorp, Inc. or West Pointe Bank and Trust Company of a merger, consolidation or other reorganization if the percentage of the voting common stock of the surviving or resulting entity held or received by all persons who were owners of common stock of West Pointe Bancorp, Inc. or West Pointe Bank and Trust Company, whichever is applicable, immediately prior to such merger, consolidation or reorganization is less than 50.1% of the total voting common stock of the surviving or resulting entity outstanding immediately after such merger, consolidation or reorganization and after giving effect to any additional issuance of voting common stock contemplated by the plan for such merger, consolidation or reorganization;

           (b) At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of either West Pointe Bancorp, Inc. or West Pointe Bank and Trust Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by West Pointe Bancorp, Inc.'s or West Pointe Bank and Trust Company's

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                 shareholders, whichever is applicable, of each new director during such two year period was approved by a vote of at least two-thirds of the directors of such entity then still in office who were directors at the beginning of such two year period;

           (c) The sale, lease, exchange or other transfer of all or substantially all of the assets (in one transaction or in a series of related transactions) of either West Pointe Bancorp, Inc. or West Pointe Bank and Trust Company to another corporation or entity that is not owned, directly or indirectly, by either West Pointe Bancorp, Inc. or West Pointe Bank and Trust Company. "Substantially all" shall mean a sale, lease, exchange or other transfer involving seventy percent (70%) or more of the fair market value of the assets of such entity; or

           (d) The liquidation or dissolution of either West Pointe Bancorp, Inc. or West Pointe Bank and Trust Company.

      1.2 "Insured" means the Executive.

      1.3 "Insurer" means the insurance company issuing the Policy on the life of the Insured.

      1.4 "Net Death Proceeds" means the total death proceeds of the Policy minus the cash surrender value.

      1.5 "Normal Retirement Age" means the Executive's 65th birthday.

      1.6 "Policy" means the insurance policy or policies adopted by the Company for purposes of insuring the Executive's life under this Agreement.

      1.7 "Policy Expenses" means any cash payment associated with maintaining the Policy in full force and effect.

      1.8 "Termination of Employment" means the Executive ceasing to be employed by the Company for any reason whatsoever, other than by reason of an approved leave of absence.

                                    ARTICLE 2
                           POLICY OWNERSHIP/INTERESTS

      2.1 Company Ownership. The Company is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Company shall be the beneficiary of the remaining death proceeds of the Policy after the interest of the Executive or the Executive's transferee has been paid according to Section 2.2 below.

      2.2 Executive's Interest. The Executive shall have the right to designate the beneficiary of $150,000 of death proceeds from the Policy, provided such amount does not exceed the Net Death Proceeds. The Executive shall also have the right to elect and change settlement options for the Executive's Interest that may be permitted. However, the Executive, the Executive's transferee or the Executive's beneficiary shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in this Section 2.2 upon the Executive's Termination of Employment prior to Normal Retirement Age.

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      2.3 Option to Purchase. The Company shall not sell, surrender or transfer ownership of the Policy while this Agreement is in effect without first giving the Executive or the Executive's transferee the option to purchase the Policy by one of the methods specified below for a period of sixty (60) days from written notice of such intention. This provision shall not impair the right of the Company to terminate this Agreement.

            2.3.1 Full Policy Purchase. If the Company elects to terminate the Plan the Executive or his/her transferee shall have the right to purchase the Policy from the Company. The purchase price shall be an amount equal to the cash surrender value of the Policy. Upon receipt of such purchase price, the Company shall assign ownership of the Policy to the Executive or his/her transferee and relinquish all existing rights to the Policy.

            2.3.2 Net Death Proceeds Purchase. If the Company elects to terminate the Plan the Executive or his/her transferee shall have the right to purchase the Executive's Interest in the Policy as identified in
      Section 2.2 above. The Company shall withdraw the Policy's cash surrender value and assign ownership of the Policy to the Executive or his/her transferee. The Executive or his/her transferee shall thereafter assume responsibility for any fees and/or cost of insurance charges (the "Policy Expenses") as necessary to sustain the Policy. If the Executive or his/her transferee incurs Policy Expenses, the Company shall annually reimburse the Executive or his/her transferee an amount equal to the annual Policy Expenses divided by one minus the Executive's combined marginal income tax rate for the calendar year immediately preceding such payment. The Company's reimbursement payment shall be made within 30 days following receipt by the Company of evidence of the payment of the Policy Expenses. The Company's obligation to make reimbursement payments will automatically terminate upon the Executive's Termination of Employment prior to Normal Retirement Age. If the Executive's Termination of Employment occurs at or after Normal Retirement Age, reimbursement payments shall continue until the Executive's death.

      2.4 Comparable Coverage. Nothing herein negates the Company's right to amend or terminate this Plan under Article 7. The Company is not obligated to provide any additional resources to maintain the Policy in full force and effect. In addition, the Company may replace each Policy with a comparable insurance policy to cover the benefit provided under this Plan and the Company and the Executive shall execute a new Split-Dollar Policy Endorsement for each new Policy. The cash surrender value and any additional death proceeds exclusive of those designated in Section 2.2 above for each new Policy or any comparable policy shall be subject to the claims of the Company's creditors. In the event that the Company decides to maintain the Policy after the Executive's Termination of Participation in the Plan, the Company shall be the direct beneficiary of the entire death proceeds of the Policy.

      2.5 Change of Control. Upon Termination of Employment after a Change of Control, the Company shall maintain the Policy in full force and effect and in no event shall the Company amend, terminate or otherwise abrogate the Executive's interest in the Policy. However, the Company may replace the Policy with a comparable insurance policy to cover the benefit provided under this Agreement. The cash surrender value and any additional death proceeds exclusive of those designated in Section 2.2 above for the Policy or any comparable policy shall be subject to the

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claims of the Company's creditors.

                                    ARTICLE 3
                                    PREMIUMS

      3.1 Premium Payment. The Company shall pay any premiums due on the Policy, except as provided in Section 2.3.2.

      3.2 Imputed Income. The Company shall impute income to the Executive in an amount equal to the current term rate for the Executive's age multiplied by the aggregate death benefit payable to the Executive's beneficiary. The "current term rate" is the minimum amount required to be imputed under IRS Notice 2002-8, or any subsequent applicable authority.

                                    ARTICLE 4
                                   ASSIGNMENT

      The Executive may assign without consideration all of the Executive's interests in the Policy and in this Agreement to any person, entity or trust. In the event the Executive transfers all of the Executive's interest in the Policy, then all of the Executive's interest in the Policy and in the Agreement shall be vested in the Executive's transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in the Policy or in this Agreement.

                                    ARTICLE 5
                                     INSURER

      The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

                                    ARTICLE 6
                          CLAIMS AND REVIEW PROCEDURES

      6.1 Claims Procedure. Any person or entity who has not received benefits under the Plan that he or she believes should be paid (the "claimant") shall make a claim for such benefits as follows:

            6.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

            6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special

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      circumstances require additional time for processing the claim, the
      Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

            6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                  (a) The specific reasons for the denial,

                  (b) A reference to the specific provisions of the Plan on
            which the denial is based,

                  (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

                  (d) An explanation of the Plan's review procedures and the time limits applicable to such procedures, and

                  (e) A statement of the claimant's right to bring a civil
            action under ERISA Section 502(a) following an adverse benefit determination on review.

      6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

            6.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.

            6.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

            6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

            6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

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            6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                  (a) The specific reasons for the denial,

                  (b) A reference to the specific provisions of the Plan on
            which the denial is based,

                  (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

                  (d) A statement of the claimant's right to bring a civil
            action under ERISA Section 502(a).

                                    ARTICLE 7
                           AMENDMENTS AND TERMINATION

This Agreement may be amended or terminated by the Company at any time prior to a Change of Control. However, subsequent to a Change of Control, the Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive. This Agreement will automatically terminate upon the Executive's Termination of Employment prior to Normal Retirement Age.

                                    ARTICLE 8
                                  MISCELLANEOUS

      8.1 Binding Effect. This Agreement shall bind the Executive and the Company and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

      8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

      8.3 Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Illinois, except to the extent preempted by the laws of the United States of America.

      8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company.

      8.5 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed

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by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

      8.6 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

      8.7 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

            (a) Interpreting the provisions of this Agreement;

            (b) Establishing and revising the method of accounting for this Agreement;

            (c) Maintaining a record of benefit payments; and

            (d) Establishing rules and prescribing any forms necessary or desirable to administer this Agreement.

      8.8 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

      IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                COMPANY:

                                WEST POINTE BANK AND TRUST COMPANY

                                BY /s/ Terry W. Schaefer
                                   --------------------------------------------
                                TITLE President and CEO

                                EXECUTIVE:

                                /s/ Glennon A. Albers
                                -----------------------------------------------
                                GLENNON A. ALBERS

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                         SPLIT DOLLAR POLICY ENDORSEMENT
                       WEST POINTE BANK AND TRUST COMPANY
                             SPLIT DOLLAR AGREEMENT

Policy No. 86001162                                 Insured: Glennon A. Albers

Supplementing and amending the application of July 25, 2000, to Great-West Life & Annuity Insurance Company ("Insurer"), the applicant requests and directs that:

                                  BENEFICIARIES

      1. West Pointe Bank and Trust Company, a state banking association located in Belleville, Illinois (the "Company"), shall be the direct beneficiary of the death proceeds of the Policy remaining after the Insured or the Insured's transferee's interest has been paid pursuant to paragraph (2) below.

      2. The beneficiary of $150,000 of death proceeds of the Policy shall be named by the Insured, subject to the provisions of paragraph (5) below.

                                    OWNERSHIP

      3. The Owner of the policy shall be the Company. The Owner shall have all ownership rights in the Policy except as may be specifically granted to the Insured or the Insured's transferee in paragraph (4) of this endorsement.

      4. The Insured or the Insured's transferee shall have the right to assign his or her rights and interests in the Policy with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement, and to exercise all settlement options with respect to such death proceeds.

      5. Notwithstanding the provisions of paragraph (4) above, the Insured or the Insured's transferee shall have no rights or interests in the Policy with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement if the Insured ceases to be employed by the Company prior to the Normal Retirement Age of 65 for any reason whatsoever (other than by reason of a leave of absence which is approved by the Company), unless otherwise agreed to by the Company and the Executive.

               MODIFICATION OF ASSIGNMENT PROVISIONS OF THE POLICY

Upon the death of the Insured, the interest of any collateral assignee of the Owner of the Policy designated in (3) above shall be limited to the portion of the proceeds described in paragraph (1) above.

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                                OWNERS AUTHORITY

The Insurer is hereby authorized to recognize the Owner's claim to rights hereunder without investigating the reason for any action taken by the Owner, including its statement of the amount of premiums it has paid on the Policy. The signature of the Owner shall be sufficient for the exercise of any rights under this Endorsement and the receipt of the Owner for any sums received by it shall be a full discharge and release therefore to the Insurer.

Any transferee's rights shall be subject to this Endorsement.

Signed at ____________________, Illinois, this _______ day of ______________,
2000.

WEST POINTE BANK AND TRUST COMPANY

By_________________________________

Its________________________________

The Insured accepts and agrees to the foregoing and, subject to the rights of the Owner as stated above, designates the following beneficiary(ies) of the portion of the proceeds described in paragraph (2) above.

Primary beneficiary _______________________________________________________ and

Secondary/contingent beneficiary_________________________________________

Signed at __________________, Illinois, this ________ day of ____________, 2000.

THE INSURED:

_________________________________
Glennon A. Albers